Exhibit 99.1

FOR IMMEDIATE RELEASE: January 11, 2005	PR05-01

RICHARD DE VOTO INTENDS TO RETIRE AS PRESIDENT
OF CANYON RESOURCES

     Golden, CO—Canyon Resources Corporation (AMEX), a Colorado-based mining company, announced today that Richard H. De Voto, President and Chairman, has informed the Board of Directors that he plans to retire as President of Canyon effective in March 2005. In addition to continuing to serve as Chairman and Director, Dr. De Voto will also assist in the orderly transition of duties to the new president of the Company.

     “I have reached the decision to pass the day-to-day management of Canyon Resources on to others at an early date, based on my personal desire to spend more time with my wife, children, and grandchildren. It is very important to me to be able to provide continuity on current projects and growth opportunities for Canyon with my continued involvement with the Company as Chairman and Director,” said Richard H. De Voto.

     The Board of Directors will immediately commence a search and evaluation of suitable candidates to replace Dr. De Voto as President.

     Dr. De Voto was a co-founder of Canyon Resources as a private exploration company in 1979, and led it to become a public company in 1986, listed first on NASDAQ and then on AMEX in 1996. He was a driving force in its exploration efforts that led to the direct discovery of several multi-million ounce gold deposits in the United States and, through Canyon’s financing and start-up of Delta Gold N.L., in Australia. The Board of Directors is appreciative of his dynamic leadership over the past 25 years and respects his wishes, at age 70, to pass leadership of Canyon to a new team. The Board strongly supports his active participation with the next phase of the Company’s growth.

FOR FURTHER INFORMATION, SEE www.canyonresources.com or contact:

Richard H. De Voto, President or Gary C. Huber, Vice President-Finance (303) 278-8464